Exhibit 10.3

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of July 1, 2026 (“Effective Date”), by and between Renesas Electronics America Inc., a California corporation (“Seller”), and SiTime Corporation, a Delaware corporation (“Purchaser”).

WHEREAS, Seller and Purchaser are parties to the Asset Purchase Agreement, dated as of February 4, 2026 (the “Purchase Agreement”), pursuant to which Seller agreed to sell and assign to Purchaser, and Purchaser has agreed to purchase and assume from the Divesting Entities, the Transferred Assets and Assumed Liabilities, subject to the terms and conditions set forth in the Purchase Agreement; and

WHEREAS, following the consummation of the transactions contemplated by the Purchase Agreement, as an accommodation to both parties, each party has agreed to perform certain Services for certain periods following the Closing Date for the benefit of the other party with respect to Purchaser’s operation of the Business and Facilities and Seller’s operation of its business.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth and set forth in the Transaction Agreements, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINED TERMS; INTERPRETATION

1.1 Defined Terms. Unless otherwise specifically provided herein, capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed thereto in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning as defined in the Preamble.

“Breaching Party” has the meaning as defined in Section 6.2(b).

“Calendar Year” means each successive period of 12 calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Transition Period shall commence on the Closing Date and end on December 31 of the year in which the Closing Date occurs and the last Calendar Year of the Transition Period shall commence on January 1 of the year in which the Transition Period ends and end on the last day of the Transition Period.

“Confidential Information” has the meaning as defined in Section 7.1.

“Consent” means any agreement, consent or approval of a Third Party (including any Governmental Entity or as required by applicable Law) that is required to permit or enable a Providing Party to perform or provide any of the Services or do any or all of the following: (a) permit a Receiving Party or any of its Affiliates to receive or take the benefit of any Services that are to be provided by a Third Party; or (b) use any third-party equipment, data, software, Intellectual Property, services or other materials for the purpose of performing any part of the Services.

“Contract Year” means a one-year period during the Transition Period with the first contract year beginning on the Effective Date and ending on the day immediately preceding the first anniversary of the Effective Date, and each subsequent one-year period during the Transition Period.

“Covered Employee” means any employee of the other party with whom the Restricted Party or its employees had contact in connection with the receipt or performance of Services.

“Disclosing Party” has the meaning as defined in Section 7.1.

“Due Date” has the meaning as defined in Section 3.3.

“Early Termination Notice” has the meaning as defined in Section 6.2(a).

“ERP System” means the enterprise resource planning system, including the software applications, databases, and related modules, and interfaces used to manage and integrate a Party’s core business processes, including, as applicable, finance, accounting, procurement, inventory, supply chain, and human resources functions.

“Excluded Services” means (a) any services listed on Schedule C, (b) any services that the parties expressly agreed would not be provided as part of this Agreement, and (c) in the case of any services provided by or on behalf of Seller, any services to the extent they cannot reasonably be provided without the use of personnel that have been transferred with the Business.

“Force Majeure Event” has the meaning as defined in Section 8.1.

“Indirect Taxes” means value added taxes, goods and services taxes, sales taxes, use taxes, consumption taxes and other similar Taxes.

“Non-Provided Services” means (a) for the purposes of Schedule A, any and all services that are not expressly specified in Schedule A; and (b) for the purposes of Schedule B, any and all services that are not expressly specified in Schedule B.

“Notice Period” has the meaning as defined in Section 6.2(b).

“One ERP Transition” has the meaning as defined in Section 2.3(c).

“One ERP Transition Period” has the meaning as defined in Section 2.3(c).

“Out-of-Pocket Costs” means with respect to any Services, any actual, reasonably incurred, documented, out-of-pocket costs and expenses paid or payable to a Third Party that are incurred by Providing Party and its Affiliates in providing such Services, with the prior written approval of Receiving Party, such consent not to be unreasonably withheld, conditioned or delayed (provided, however, that prior approval of the Receiving Party shall not be necessary for any such costs and expenses (i) less than $5,000, or (ii) incurred for the Seller Mask Set POs, Seller Production POs, and Seller Assembly POs in connection with the Services described in Section 3 of Schedule A or Section 2 of Schedule B, or (iii) less than $10,000 incurred in connection with the establishment of the VDE, the Turnkey Services, or the EDI connections set forth in Section 8 of Schedule A) and that are not included in the Services Fees, which may include (a) any amounts paid to Third Parties (including costs incurred by a Providing Party or its Affiliates under third-party Contracts); (b) fees associated with securing any Consents required from third-party contractors; (c) shipping and transportation costs (including the cost of any insurance related thereto), and duties; (d) travel-related costs in accordance with Section 2.5; (e) costs or expenses incurred by a Providing Party, its Affiliates or subcontractors for the extraction, conversion and transfer of data; (f) those costs and expenses described in Schedule A or Schedule B, as applicable, that are not included in the Services Fees; and (g) any other actual, reasonably incurred, documented, out-of-pocket costs and expenses incurred by a Providing Party and its Affiliates in providing such Services. Except to the extent expressly identified as part of the Services, the term “Out-of-Pocket Costs” does not include any costs incurred by Providing Party in connection with its obligations under the Data Migration Exhibit or to disentangle, or otherwise prepare assets for transfer.

“Payments” has the meaning as defined in Section 3.4.

“Permitted Use” has the meaning as defined in Section 7.2(b).

“Providing Party” means, with respect to any Services, the party providing such Services under this Agreement.

“Providing Party-Related Losses” means losses and damages incurred by the Receiving Party to the extent that such losses and damages are caused by (a) the fraud, gross negligence, or willful and intentional misconduct of the Providing Party or any of its Affiliates or subcontractors in connection with this Agreement or (b) any material breach of this Agreement by the Providing Party or any of its Affiliates or subcontractors, including any material breach of Section 2.3(a).

“Purchase Agreement” has the meaning as defined in the Preamble.

“Purchaser” has the meaning as defined in Section 6.2(b).

“Receiving Party” means, with respect to any Services, the party receiving such Services under this Agreement.

“Receiving Party-Related Losses” means losses and damages incurred by the Providing Party to the extent that such losses and damages are caused by (a) the fraud, gross negligence, or willful and intentional misconduct of the Receiving Party or any of its Affiliates or subcontractors in connection with this Agreement or (b) any material breach of this Agreement by the Receiving Party or any of its Affiliates or subcontractors.

“Recipient Party” has the meaning as defined in Section 7.1.

“Seller” has the meaning as defined in the Preamble.

“Service” has the meaning as defined in Section 2.1(a).

“Service Period” has the meaning as defined in Section 6.1(b).

“Services” has the meaning as defined in Section 2.1(a).

“Services Fees” has the meaning as defined in Section 3.1.

“Services Standard” has the meaning as defined in Section 2.3(a).

“Transition Managers” has the meaning as defined in Section 2.6.

“Transition Period” has the meaning as defined in Section 6.1(b).

ARTICLE II

SERVICES

2.1 Provision of Services.

(a) Upon the terms and subject to the conditions of this Agreement, during the Transition Period, (i) Seller shall provide or cause to be provided to Purchaser or its Affiliates the transitional services set forth on Schedule A; it being understood that the scope of such services shall be substantially equivalent to the scope of such services that were supplied by Seller or its Affiliates in connection with Seller’s conduct of the Business and the operation of the Facilities during the 12 month period prior to Closing, and (ii) Purchaser shall provide or cause to be provided to Seller or its Affiliates the transitional services set forth on Schedule B; it being understood that the scope of such services shall be substantially equivalent to the scope of such services that were utilized by Seller or its Affiliates in connection with its business and operations during the 12 month period prior to Closing (each, a “Service” and collectively, the “Services”).

(b) The Providing Party shall have no obligation to provide or cause to be provided to the Receiving Party any Service in excess of the applicable maximum hours (if any) for the Service Period set forth in Schedule A or Schedule B, as applicable, unless the parties agree in writing (the Providing Party’s consent not to be unreasonably withheld, conditioned, or delayed) on the Providing Party’s compensation for such additional hours. The Services do not include, and the Providing Party shall have no obligation to provide to the Receiving Party, any Non-Provided Services. Notwithstanding the foregoing, for a period of the later of (i) ninety (90) days from the Effective Date and (ii) thirty (30) days from the date on which a Service is first performed or a service not listed on Schedule A or Schedule B would have been provided if it were included as a Service (in the case of services that have been provided only periodically prior to the Effective Date), the Receiving Party may request that the Providing Party provide additional services not set forth on Schedule A or Schedule B as of the Effective Date that are reasonably necessary for the operation of the Business, or Receiving Party’s business, or any of the Services already set forth in Schedule A or Schedule B, as applicable, in all material respects, as it was conducted immediately prior to the Effective Date, and where the Receiving Party cannot reasonably perform the requested services without the Providing Party’s assistance, and in each case excluding the Excluded Services (collectively, the “Omitted Services”). Upon the Receiving Party’s written request that the Providing Party provide an Omitted Service, such Omitted Services shall be deemed to be “Services” under this Agreement, and the Providing Party shall begin performance of such service as soon as is reasonably possible and the parties have agreed on any amounts to be paid by the Receiving Party for such Omitted Services and reasonable adjustments to the Cap on Fees and Costs (defined below).

(c) If Services to be provided to the Receiving Party increase in scale or in scope in a material way beyond those that were provided to Seller or its Affiliates themselves during the 12 month period prior to Closing, the parties shall discuss through the Service Managers and Transition Managers, as applicable, whether the Providing Party will provide such increased scale or scope of Service and the cost thereof; provided that providing any such increased scale or scope shall be in the Providing Party’s sole discretion. For clarity, the Providing Party shall not be obligated to provide such increased scale or scope of Services unless the parties agree in writing on the Providing Party’s compensation for providing such increased scale or scope of Services and the timelines in which such Services are to be provided.

(d) Notwithstanding anything to the contrary herein, neither the Providing Party nor any of its Affiliates will be required to perform or to cause to be performed any of the Services for the benefit of any person other than the Receiving Party and its Affiliates.

(e) If there is any inconsistency between the terms of Schedule A or Schedule B and the terms of this Agreement, the terms of this Agreement shall govern. Except as expressly set forth herein, from and after the Closing Date, Seller’s, Purchaser’s and their respective Affiliates respective obligations and rights with respect to the Transferred Assets, Excluded Assets, Assumed Liabilities and Retained Liabilities shall be as set forth in the Purchase Agreement or the applicable other Ancillary Agreements. The description of the Services set forth on Schedule A and Schedule B may be amended from time to time throughout the Transition Period upon the mutual written agreement of the parties, through their Service Managers and Transition Managers, as applicable, and any such amendment shall be considered part of this Agreement and incorporated herein by this reference. Any such amendment shall include a reasonable change in the applicable Services Fees set forth on Schedule A or Schedule B, as applicable.

(f) During the Transition Period, and solely to the extent necessary for Seller to perform the applicable Services, Purchaser hereby appoints Seller as Purchaser’s limited agent solely for administrative and ministerial purposes to (i) process purchase orders and sales orders on behalf of Purchaser, (ii) issue invoices to customers, distributors, foundries, suppliers and other vendors on behalf of Purchaser, and (iii) receive and process payments from customers and distributors on behalf of Purchaser. The parties acknowledge and agree that the limited agency established pursuant to this Section is intended solely to facilitate the orderly provision of the applicable Services during the Transition Period and does not create a partnership, joint venture, fiduciary relationship, or general agency relationship between the parties.

2.2 Services Performed by Affiliates and Third Parties. The Providing Party shall have the right to perform the Services itself, through any Affiliate or through any subcontractor; provided, however that the Providing Party shall be liable for the performance of the Services and compliance with the terms of this Agreement by any such Affiliates or subcontractors.

2.3 Services Standard.

(a) The Receiving Party acknowledges that the Providing Party is not in the business of providing Services to Third Parties and is entering into this Agreement only in connection with the Purchase Agreement. The Providing Party shall, and shall cause its Affiliates and subcontractors to, provide the Services with substantially the same degree of skill, quality and care utilized by Seller (or its Affiliates) during the 12 month period prior to the Closing in performing such activities for itself or, where applicable to the Service, for its own customers and distributors (the “Services Standard”). Except as otherwise set forth herein, under no circumstances shall the Providing Party, its Affiliates or its or their respective employees or agents (including subcontractors) be held accountable to a greater standard of care, efforts or skill than the Services Standard. The Receiving Party acknowledges and agrees that (i) the Services do not include the exercise of business judgment or general management for the Receiving Party, and (ii) EXCEPT AS SET FORTH IN SECTION 2.3(b), NEITHER THE PROVIDING PARTY NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES.

(b) If, in order to provide any Services under this Agreement, it is necessary or advisable to take any steps to facilitate such Services, including implementing special information technology connections or firewalls, the costs of taking such steps shall be borne by the Receiving Party with Receiving Party’s prior written approval.

(c) Notwithstanding the proviso in the last sentence of Section 2.4, Purchaser hereby acknowledges and agrees that, during the Transition Period, Seller may be deprecating its existing ERP System and implementing a new ERP System, which will include modifications to the customer interface and payment processing mechanisms, among other workflow changes (the “One ERP Transition”). For a period of no more than two (2) weeks beginning on or after January 1, 2027 (the “One ERP Transition Period”), the One ERP Transition is expected to result in disruptions to Seller’s ability to take and process purchase orders (including Seller Mask Set POs, Seller Production POs, and Seller Assembly POs) and to manage and execute the shipment of products (including Transferred Products). Prior to commencing the One ERP Transition Period, Seller shall provide Purchaser with the preliminary timeline for the One ERP Transition at least six (6) months’ prior to commencement; provided that Seller may provide an update to delay such timeline upon thirty (30) calendar days’ prior written notice to Purchaser; provided further that Seller may only delay such timeline once every three (3) months, and only to a date that is a minimum of ninety (90) days from the date that notice is given. Seller may reasonably extend the One ERP Transition Period for up to seven (7) calendar days; provided that (i) Seller provides Purchaser at least five (5) Business Days’ prior written notice of such extension; (ii) Seller may only extend the One ERP Transition Period up to two (2) times (with a maximum of fourteen (14) additional calendar days); (iii) the extension will similarly affect Seller’s and its Affiliates’ comparable businesses; and (iv) Seller uses commercially reasonable efforts to complete the One ERP Transition within the One ERP Transition Period or as soon as possible thereafter. During the One ERP Transition Period (as may be extended), Seller and its Affiliates (in consultation with Purchaser) will provide the affected Services in accordance with, at minimum, substantially the same degree of skill, quality and care with respect to the One ERP Transition that Seller and its Affiliates provide to their own comparable businesses or, where applicable to the Service, for similarly situated customers and distributors to the extent Seller is not able to perform such Services in accordance with the Services Standard. Prior to and during the One ERP Transition Period, Seller shall (x) provide Purchaser with regular updates on the status of the One ERP Transition, including any anticipated delays, (y) consider in good faith Purchaser’s reasonable mitigation suggestions, including pre-building and/or pre-ordering Transferred Products and inventory management suggestions, and (z) promptly following identification of the mitigation efforts Seller plans to provide its other businesses, notify Purchaser of such efforts, and implement those same (or substantially similar) mitigation efforts for Purchaser, upon request. Except as set forth in this Section 2.3(c), during the One ERP Transition Period, the parties acknowledge and agree that Seller and its Affiliates shall otherwise be relieved of providing the affected Services in accordance with the Services Standard.

2.4 Transitional Nature of Services; Changes. The Receiving Party acknowledges and agrees that the Services are intended only to be transitional in nature and shall be furnished, or caused to be furnished, by the Providing Party only during the Transition Period and solely for the purpose of accommodating the Receiving Party in connection with the transactions contemplated by the Transaction Agreements. The Receiving Party shall ensure that it will have sufficient resources available to it at the end of the Transition Period to perform the Services

(or have the Services performed) without the involvement of the Providing Party, its Affiliates or any of its or their employees, agents or subcontractors. The Receiving Party hereby acknowledges and agrees that the Providing Party or its Affiliates may make changes from time to time in the manner of performing the Services if the Providing Party or its Affiliates (a) are making similar changes in performing similar services for their own Affiliates or would have made in performing similar services for their own Affiliates and (b) furnish to the Receiving Party at least substantially the same notice (in content and timing) as the Providing Party or its Affiliates shall furnish to their own Affiliates with respect to such changes, but no less than reasonable notice; provided that (i) such changes do not adversely affect in any material respect the Services or materially increase the Services Fees or any Out-of-Pocket Costs; and (ii) no such changes shall relieve the Providing Party from meeting the Services Standard.

2.5 Location of Services Provided; Travel Expenses. The Providing Party shall provide, or cause to be provided, the Services to the Receiving Party from locations of the Providing Party’s choice unless Services are required to be performed at a specific location identified in Schedule A or Schedule B, as applicable. Should the provision of Services require any personnel of the Providing Party, its Affiliates or any of its or their employees, agents or subcontractors to travel from his or her employment location, the Receiving Party shall reimburse the Providing Party for all reasonable pre-approved travel-related costs, consistent with the Providing Party’s travel policy. Travel time of any personnel of the Providing Party in connection with any Service, calculated consistent with the Providing Party’s travel policy, shall be billed at the applicable hourly rate (if any) set forth on the applicable Schedule and (if applicable) included in the maximum hours allocated to such Service.

2.6 Transition Management.

(a) On the Closing Date, Purchaser and Seller each shall designate an appropriate point of contact for all questions and issues relating to the Services (the “Transition Managers”). Either party may, by written notice given to the other party, replace its Transition Manager. The Transition Managers shall meet regularly or as needed. The initial points of contact for Purchaser and Seller with respect to any day-to-day matters about provision of a particular Service, including attempting to resolve any issues that may arise during the performance of such Service, shall be the Persons designated in the “Provider Manager” or “Recipient Manager” column, as applicable, opposite such Service in Schedule A or Schedule B, who shall have the authority to handle such daily operational matters related to the applicable Service (each such Person, a “Service Manager”) who may be the same as the Transition Manager. Neither party may change any Service Managers without prior written notice, or where prior written notice is not reasonable considering the circumstances of the change in Service Managers, with notice as soon as reasonable after such change, to the other party. Issues that cannot be resolved by such Service Managers shall be escalated to the Transition Managers in accordance with Section 2.6(b) below.

(b) Prior to initiating any action regarding any dispute, controversy or claim arising out of the Services or this Agreement (including the breach, validity or legality thereof and also including any dispute relating to any Services, modification to the Services, statement, account, payment or reimbursement to be made pursuant to this Agreement (each, a “Dispute”)), the parties shall attempt to resolve the Dispute through informal dispute resolution. Either party may initiate such informal dispute resolution by sending written notice of the Dispute to the other party in accordance with the notice provisions in Section 12.4 of the Purchase Agreement. The applicable Service Managers shall first attempt in good faith to resolve the Dispute. If the Service Managers cannot resolve the Dispute within 10 Business Days after notice of the Dispute is provided, the Dispute shall be submitted to the Transition Managers, who shall meet in person or by telephone to attempt in good faith to resolve the Dispute. If the Transition Managers are unable to resolve the Dispute within an additional 10 Business Days (or such longer time as the Transition Managers may mutually agree in writing), the Transition Managers shall escalate the dispute to a joint committee consisting of two Persons appointed by the senior executive officers of each party (the “Steering Committee”). If the Steering Committee fails to resolve the Dispute within an additional 10 Business Days, either party may commence an action to resolve the Dispute in accordance with Section 2.6(c). Any Dispute not resolved in accordance with this Section 2.6(b) shall be resolved in accordance with Section 12.10 of the Purchase Agreement.

(c) Notwithstanding the foregoing in Section 2.6(c), either party may, at any time and without first beginning or completing the process described in Section 2.6(c), file a claim, action, or proceeding in a court of competent jurisdiction to the extent reasonably necessary to protect such party from material harm that could reasonably be expected to result if such claim, action, or proceeding were not filed at that time (including to preserve rights, avoid the expiration of applicable limitation periods, seek injunctive or other equitable relief, or prevent irreparable or material harm). Any such filing shall not be deemed a waiver of, or noncompliance with, the process described in Section 2.6(c), and the parties shall continue to engage in such process with respect to the underlying dispute to the extent practicable.

2.7 Cooperation. Each of Purchaser and Seller shall use commercially reasonable efforts to cooperate with each other in all matters relating to the provision and receipt of the Services. Without limiting the generality of the foregoing sentence:

(a) The Receiving Party shall permit the Providing Party, its Affiliates and its and their respective employees, agents and subcontractors reasonable access during regular business hours (or otherwise upon reasonable prior notice) to such facilities, data and personnel as are involved in receiving or overseeing the Services, and records as reasonably requested by the Providing Party to facilitate the Providing Party’s performance of this Agreement; provided, however, that any such access (i) shall be subject to compliance with applicable Law and confidentiality obligations owed to Third Parties, and (ii) shall not jeopardize the health and safety of any person or the safety standards and security requirements and other published policies of the Receiving Party that the Receiving Party has made available to the Providing Party prior to such access.

(b) The Providing Party shall be relieved of its obligation to provide a Service if the Receiving Party fails to (i) perform its obligations under this Agreement, (ii) timely provide to the Providing Party or any of its Affiliates or subcontractors, at the Receiving Party’s cost, information, materials, products or access to systems or facilities required for the provision of such Service, or (iii) approve any Out-of-Pocket Costs (including Out-of-Pocket Costs incurred before or after Closing in connection with the Services described in Section 3 of Schedule A or Section 2 of Schedule B or in connection with the establishment of the VDE, the Turnkey Services, or the EDI connections set forth in Section 8 of Schedule A) that require the Receiving Party’s consent and that are reasonably necessary for the provision of the relevant Service and, in any of the foregoing cases, that the Providing Party notifies the Receiving Party in advance that such obligations or resources are necessary for the Providing Party to perform the specific Service, and that such failure prevents the Providing Party from performing such Service. In the event that the

Receiving Party fails to provide such information, materials, products or access, the Service Manager or Transition Manager, as applicable, of the Providing Party shall provide notice of such failure to the Service Manager or Transition Manager of the Receiving Party and the Service Managers or Transition Managers shall discuss and work together in good faith to resolve any impact such failure may have to the provision of the Services.

2.8 Consents. To the extent that any Consent is needed in order for the Providing Party to provide any Services, or for the Receiving Party to take the benefit of any Services, the Receiving Party shall (a) cooperate with the Providing Party in obtaining any such Consent; (b) comply with any requirements imposed on the Receiving Party in connection with securing such Consent; (c) comply with any restrictions imposed under the Consent; and (d) be responsible for any fees payable to a Third Party in connection with securing such Consent, in each case, to the extent agreed to by the Receiving Party in advance. If the Receiving Party does not agree to bear the cost for a Consent as described in part (d) of the immediately preceding sentence, then, subject to the following sentence, the Providing Party shall be excused for any failure to provide the Services to the extent resulting from the failure to receive the relevant Consent. Notwithstanding the foregoing or anything herein to the contrary, if the Providing Party is unable to secure any such Consent, the Providing Party’s sole liability, and the Receiving Party’s sole remedy, will be for the Providing Party to use its reasonable commercial endeavors to assist the Receiving Party in identifying alternate services in replacement of Services impacted by the applicable Consent not being secured.

2.9 Facilities

(a) Regarding the Receiving Party’s access to certain space in the facilities described in the applicable Service on Schedule A (each, a “Facility” and collectively, the “Facilities”) and to use the spaces, furniture, fixtures and equipment located at such Facilities (collectively, the “Provided Resources”) and specified common areas within the Facilities, the parties shall, subject to obtaining any required consents, permits, or other approvals, in each case at the Receiving Party’s cost and expense (subject to the last two sentences of this Section 2.9(a)), separate personnel such that the Provided Resources within each Facility shall include only that portion of the applicable Facility that will be used by the Receiving Party. If required under any Lease (as defined below), the parties shall, (i) obtain the consent of the landlord(s) to permit the Receiving Party’s access to and use of the Facility as described in Schedule A or (ii) enter into a sublease or similar license or use agreement with respect to any Lease on terms consistent with this Agreement including Schedule A. The parties will collaborate to determine the most cost-effective means of facilitating any modifications to the Facilities that need to be made to accomplish the foregoing, and the Receiving Party shall bear the cost of, and shall reimburse Service Provider for any costs incurred by Service Provider related to, making such modifications whether before, on, or after the Effective Date; provided that Service Provider will notify Receiving Party and obtain Receiving Party’s consent if costs are anticipated to exceed U.S. $200,000. For the avoidance of doubt, any costs and expenses paid by Receiving Party in connection with this Section 2.9 shall constitute Services Fees or Out-of-Pocket Costs, as applicable.

(b) The parties acknowledge that the Providing Party leases some of the Facilities pursuant to lease agreements (each, a “Lease”). Receiving Party’s access to and use of the Facility as described in Schedule A is and shall be subject and subordinate to each Lease, as applicable, and to the matters to which such Lease is or shall be subordinate, and the Receiving

Party shall, and shall cause its personnel to, comply with the Lease and Law applicable to the use or occupation of the Facilities, including those relating to environmental, health, and workplace safety matters. Without limitation to the foregoing, Receiving Party’s access to and use of the Facility as described in Schedule A shall immediately terminate without any further action on the part of the parties in the event that the underlying Lease terminates and is not replaced by a similar arrangement; provided, that the Providing Party shall promptly provide the Receiving Party with notice of any such termination, and upon request by the Receiving Party, including if Receiving Party is interested in assuming the Lease, will introduce the Receiving Party and lessor. In the event of any conflict between this Agreement and the terms and conditions of any underlying Lease, the terms and conditions of the underlying Lease shall control.

(c) The Receiving Party shall and shall cause its personnel to not use the Provided Resources in a manner substantially different that it currently uses Provided Resources and, in any event, in accordance with the terms and conditions of the Leases and in compliance with the Providing Party’s policies, rules, and procedures that are applicable to the access to and use of the Facilities, of which Providing Party notifies Receiving Party. Except as otherwise approved by Providing Party in advance in writing, the Receiving Party: (i) shall permit in each Facility only the Transferred Employees who worked in such Facility immediately prior to the Closing, and (ii) shall not make and shall cause its personnel to refrain from damaging or from making, any alterations or improvements to the Facilities.

(d) Upon prior written notice to the Receiving Party, the Providing Party shall have access to the Facilities and Provided Resources from time to time, as reasonably necessary for the security, repair, and maintenance thereof in accordance with past practice. The Providing Party shall, at its sole cost and expense, maintain the Facilities and Provided Resources in good repair and condition and shall not cause or permit any damage thereto, ordinary wear and tear excepted. The Receiving Party shall be fully responsible for, and shall indemnify and hold harmless the Providing Party from and against, any loss, cost, damage, or liability arising out of or relating to any damage to the Facilities or Provided Resources caused by the Receiving Party or its personnel. The Receiving Party shall bear the cost of, and shall reimburse the Service Provider for any costs incurred by Service Provider related to, restoring such Facilities to substantially the condition existing immediately prior to the Effective Date, ordinary wear and tear excepted; provided that Service Provider will notify Receiving Party and obtain Receiving Party’s consent if costs are anticipated to exceed U.S. $200,000.

(e) The rights granted pursuant to this Section 2.9 shall not create a leasehold or other estate or possessory rights in any of the Receiving Party or its personnel with respect to the Facilities and shall not include any right of sub-license or sub-leasehold to any Person.

(f) Unless otherwise agreed in writing by the parties in advance, the term of the Receiving Party’s access to and use of each Facility shall commence on the Effective Date and continue until the end of the Service Period applicable to such Facility listed on Schedule A. The Receiving Party shall vacate each Facility and its Provided Resources on or prior to the expiration or earlier termination of Service Period applicable to such Provided Resources and Facility. The Receiving Party shall be responsible for all moving and similar costs associated with vacating the Facilities and Provided Resources.

(g) Each party shall ensure that its personnel that are reasonably likely to have access to the Confidential Information of the other party because of their use of the Facilities are bound by agreements restricting their use and disclosure of such Confidential Information.

ARTICLE III

COMPENSATION

3.1 Services Fees. In consideration for the performance of the Services by the Providing Party, Purchaser shall pay the applicable fees therefor set forth on Schedule A and Seller shall pay the applicable fees therefor set forth on Schedule B (all such fees, the “Services Fees”). In addition, the Receiving Party shall reimburse the Providing Party (upon receipt of applicable receipts and other reasonable supporting documentation) for any Out-of-Pocket Costs incurred by the Providing Party or its Affiliates including Out-of-Pocket Costs incurred prior to the Closing in connection with the establishment of the VDE, the Turnkey Services, or the EDI connections set forth in Section 8 of Schedule A. Notwithstanding the foregoing, Purchaser shall not be obligated to pay, in the aggregate, more than ten million dollars ($10,000,000) (the “Cap on Fees and Costs”) in total for the sum of all Service Fees and Out-of-Pocket Costs for Services performed during any individual Contract Year, excluding (a) as it relates to Seller Mask Set POs, the aggregate purchase price under all Seller Mask Set POs and (b) as it relates to Seller Production POs and Seller Assembly POs, the aggregate ASC for all Seller Production POs and Seller Assembly POs.

3.2 Invoicing. The Providing Party shall, on a calendar monthly basis, invoice (or cause the Affiliate providing the applicable Service to invoice) the Receiving Party (or the applicable Affiliate receiving the applicable Service) for applicable Services Fees and Out-of-Pocket Costs. All Services Fees shall be billed in arrears and shall not be subject to proration.

3.3 Due Date. The Receiving Party shall pay each invoice for Services Fees and Out-of-Pocket Costs promptly, but in no event later than 30 days, after the date of receipt of such invoice (“Due Date”). Any payments under this Agreement that are not made on or before the applicable Due Date shall bear simple interest from the payment due date at 1.5 percent per month until paid in full (or, if less, the maximum amount permitted by applicable Law). The Providing Party may, in its sole discretion, suspend the provision of the Services hereunder if the Receiving Party does not pay the Service Fees and Out-of-Pocket Costs within ten Business Days after the Due Date (and such non-payment continues for a further period of five Business Days following a written request by the Providing Party to the Receiving Party to cure such non-payment).

3.4 Taxes.

(a) The amounts payable by the Receiving Party to the Providing Party pursuant to this Agreement (“Payments”) shall not be reduced on account of any Taxes unless required by applicable Law. If any Payments are subject to withholding or deduction for Taxes, the parties shall use commercially reasonable efforts to reduce or eliminate any such withholding or deduction (including (i) by cooperating in good faith to provide, invoice and pay for such services in a manner that reduces, to the extent possible, the application of any Taxes that may be required to be withheld under this Section 3.4(a) and (ii) upon written request, by providing such forms as are reasonably necessary for the application of any Tax treaty). The Receiving Party shall timely remit to the proper Taxing Authority any amounts deducted or withheld pursuant to this Section 3.4(a), and send to the Providing Party proof of such remittance within 60 days thereof.

(b) All Payments are stated exclusive of Indirect Taxes. If any Indirect Taxes are chargeable in respect of any Payments, the Receiving Party shall pay such Indirect Taxes at the applicable rate in respect of any such Payments following the receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the Providing Party in respect of such Payments, such Indirect Taxes to be payable on the due date of the payment of the Payments to which such Indirect Taxes relate. The Providing Party shall issue its invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes.

(c) Each party agrees to deliver (or cause to be delivered) to the other party a valid, accurate and properly completed IRS Form W-9 or applicable IRS Form W-8, with respect to such party and any Affiliate providing services pursuant to Section 2.2 hereof (i) on or before the Closing Date, (ii) upon reasonable request by a party and (iii) promptly upon learning that any such tax form previously provided by a party has become obsolete.

3.5 Records; Audit.

(a) Each party shall keep and maintain, and shall cause its Affiliates to keep and maintain, complete and accurate records and books of account documenting its compliance with the terms of this Agreement and all expenses and all other data necessary for the calculation of the amounts payable to the Providing Party under this Agreement consistent with its standard procedures and policies in the ordinary course of business for a period of (i) two years following the expiration or termination of this Agreement, with respect to books and records not related to payments hereunder and (ii) two years after such expenses are incurred, with respect to books and records related to payments hereunder, in each case ((i) and (ii)), unless a longer retention period is required by Law.

(b) Subject to any restrictions under applicable Law or non-disclosure or confidentiality obligations owed to a Third Party, upon either party’s request, the other party shall, and shall cause each of its Affiliates engaged in the performance of activities under this Agreement to, permit a Third Party (to be mutually agreed upon in good faith by Seller and Purchaser) bound by obligations of confidentiality as protective as those set forth in ARTICLE VII herein to inspect and audit the records and books of account maintained by the audited party pursuant to Section 3.5(a) in order to confirm the accuracy and completeness of such records and books of account, its performance of the obligations under this Agreement and all payments under this Agreement; provided, that neither party shall be entitled to exercise its inspection and audit rights under this Section 3.5(b) more than once per Calendar Year, unless, in any case, any prior audit identifies that a party failed to fulfill its obligations under this Agreement or otherwise resulted in an adjustment to amounts due hereunder. The party requesting the audit shall bear all costs incurred in connection with any inspection or audit performed pursuant to this Section 3.5(b); provided, however, that the audited party shall reimburse the party requesting the audit for all reasonable and documented costs and expenses incurred by such party in connection with such inspection or audit if any such audit identifies an underpayment to the auditing party or an overpayment to the audited party hereunder in excess of 10 percent of the amounts actually payable. In any case, the full amount of any underpayment or overpayment, as applicable, shall be payable to the applicable party plus accrued interest from the payment Due Date at one percent per month until paid in full (or, if less, the maximum amount permitted by applicable Law).

(c) All information disclosed pursuant to Section 3.5(b) shall be subject to the non-disclosure and non-use provisions set forth in Article VII. Section 3.5 shall survive during the Transition Period and for a period of 1 year thereafter.

ARTICLE IV

OWNERSHIP OF ASSETS, INTELLECTUAL PROPERTY AND RIGHTS OF REFERENCE

4.1 Ownership. This Agreement and the performance of the Services hereunder shall not affect the ownership of any Intellectual Property rights or other assets. Neither party shall gain, by virtue of this Agreement or the Services hereunder, by implication or otherwise, any rights of ownership or use of any property or Intellectual Property rights owned by the other. To the extent Seller creates or develops any content, works of authorship, inventions, technology or other Intellectual Property in the course of its performance of the Services hereunder that is exclusively related to the Business (“Work Product”), Seller will execute and deliver to Purchaser any documents reasonably requested by Purchaser that Purchaser reasonably deems as necessary to assign such Work Product to Purchaser.

4.2 License to Intellectual Property. Subject to the terms and conditions of this Agreement and without affecting the rights and obligations of the parties in the Transaction Agreements: (a) each party in its capacity as the Receiving Party, on behalf of itself and its Affiliates, hereby grants to the other party in its capacity as the Providing Party and its Affiliates a non-exclusive, irrevocable (except as otherwise set forth herein), fully paid-up, worldwide, sublicensable (through multiple tiers of sublicenses, but only to its subcontractors), non-transferrable and royalty-free license to and right to use any Intellectual Property, data and software owned, licensed or otherwise controlled by such party in its capacity as the Receiving Party or its Affiliates solely to the extent necessary for the Providing Party to provide the Services hereunder; and (b) each party in its capacity as the Providing Party, on behalf of itself and its Affiliates, hereby grants to the other party in its capacity as the Receiving Party and its Affiliates a non-exclusive, irrevocable (except as otherwise set forth herein), fully paid-up, worldwide, sublicensable (through multiple tiers of sublicenses, but only to its subcontractors), non-transferrable and royalty-free license to and right to use any Intellectual Property, data and software owned, licensed or otherwise controlled by such party in its capacity as the Providing Party or its Affiliates solely to the extent necessary for the Receiving Party to receive the Services or use or exploit any deliverables, information technology, software or other technology provided or otherwise made available by or on behalf of the Providing Party to the Receiving Party in connection with such Services. Such license will terminate at the end of the Transition Period or such later date as is agreed on by the parties.

ARTICLE V

LIMITATION OF LIABILITY; INDEMNIFICATION

5.1 Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT TO THE EXTENT PAYABLE TO A THIRD PARTY PURSUANT TO A THIRD PARTY CLAIM FOR WHICH THE LIABLE PARTY IS OBLIGATED TO INDEMNIFY THE OTHER PARTY PURSUANT TO SECTION 5.2, IN NO EVENT SHALL EITHER PARTY BE LIABLE IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES PROVIDED PURSUANT HERETO FOR SPECIAL, INDIRECT,

INCIDENTAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY OTHER PARTY OR FOR LOST OR ANTICIPATED PROFITS, REVENUES OR OPPORTUNITIES, DIMINUTION IN VALUE OR BUSINESS INTERRUPTION, OR FOR ANY DAMAGES CALCULATED BY REFERENCE TO A MULTIPLIER OF REVENUE, PROFITS, EBITDA OR SIMILAR METHODOLOGY, WHETHER OR NOT CAUSED BY OR RESULTING FROM THE ACTIONS OF SUCH PARTY OR THE BREACH OF ITS COVENANTS, AGREEMENTS, REPRESENTATIONS OR WARRANTIES HEREUNDER AND WHETHER OR NOT BASED ON OR IN WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE. Except for payment obligations under ARTICLE III (with respect to which the liability shall equal such obligation), the maximum aggregate liability of a party and its Affiliates to the other party and any of its Affiliates with respect to this Agreement shall (a) be, with respect to any particular Service provided hereunder, an amount not to exceed the least of (i) the Services Fee payable by the Receiving Party to such Providing Party for such Service (excluding that portion of the Services Fee that is in turn payable by the Providing Party to Third Parties), (ii) the Receiving Party’s cost of performing such Service itself during the remainder of the Transition Period (excluding that portion of the Services Fee that is in turn payable by the Providing Party to Third Parties), and (iii) the Receiving Party’s cost of obtaining such Service from a Third Party during the remainder of the Transition Period, and (b) in the aggregate (including all amounts payable as described in clause (a)), not exceed the Services Fees payable by the Receiving Party to such Providing Party hereunder (excluding those portions of the Services Fees that are in turn payable by the Providing Party to Third Parties). The Receiving Party and its Affiliates shall exercise all reasonable efforts to minimize the cost of any such alternatives to the Services by selecting the most cost-effective alternatives which provide a reasonably comparable equivalent of the Services replaced.

5.2 Indemnification. Except as set forth in the Purchase Agreement with respect to matters covered thereby and subject to this Article V, each party in its capacity as the Receiving Party shall indemnify the other party in its capacity as the Providing Party and its Affiliates and each of their respective Representatives (the “Providing Party Indemnitees”) from and against, and compensate and reimburse them for, any and all Receiving Party-Related Losses incurred by the Providing Party Indemnitees. Except as set forth in the Purchase Agreement with respect to matters covered thereby and subject to this Article V, each party in its capacity as the Providing Party shall indemnify the other party in its capacity as the Receiving Party and its Affiliates and each of their respective Representatives (the “Receiving Party Indemnitees”) from and against, and compensate and reimburse them for, any and all Providing Party-Related Losses incurred by the Receiving Party Indemnitees. All indemnification claims made pursuant to this Section 5.2 shall be governed by Section 10.3 of the Purchase Agreement, mutatis mutandis.

5.3 Exclusive Remedy. Except for equitable remedies that may be available to a party and except as set forth in the Purchase Agreement with respect to matters covered thereby (including with respect to Assumed Liabilities), to the maximum extent permitted by applicable Law, each party’s and its Affiliates’ sole and exclusive remedy with respect to any and all claims relating to this Agreement or the transactions contemplated by this Agreement shall be (a) reperformance of the applicable Service (to the extent practicable), (b) recovery of monetary damages, subject to the limitations set forth herein, or (c) the indemnification rights set forth in Section 5.2, subject to the limitations set forth herein. Notwithstanding anything to the contrary in the foregoing, nothing in this Section 5.3 or elsewhere in this Agreement shall affect the rights and remedies available to the parties thereto under the other Transaction Agreements.

ARTICLE VI

TERM AND TERMINATION

6.1 Term.

(a) This Agreement shall become effective on the Closing Date. Notwithstanding anything to the contrary in this Agreement, (i) this Agreement shall be of no force or effect unless and until Closing occurs and (ii) this Agreement shall be of no force or effect if the Purchase Agreement is terminated pursuant to its terms.

(b) From and after the Closing Date, this Agreement shall continue in full force and effect until the earliest of (i) the date on which this Agreement is terminated in accordance with this Article VI; (ii) the expiration of the last Service Period, such that neither party is obligated to provide any further Services pursuant to this Agreement; and (iii) the termination by the Receiving Party of the only remaining outstanding Services pursuant to Section 6.2(a), such that neither party is obligated to provide any further Services pursuant to this Agreement (the “Transition Period”). For purposes of this Agreement, the term “Service Period” shall mean, with respect to any particular Service, the period between the Closing Date and the termination date for such Service as set forth in Schedule A or Schedule B, as applicable. For clarity, all obligations of either party to provide to the other party any Services under this Agreement shall cease at the end of the Transition Period, unless otherwise expressly set forth herein.

6.2 Termination of Services.

(a) Except with respect to Services related to outstanding Purchase Orders and Sales Orders (as such terms are defined in Schedule A), the Receiving Party may at any time prior to the end of the Transition Period and upon 20 Business Days’ prior written notice to the Providing Party (an “Early Termination Notice”), terminate this Agreement with respect to all or any Services provided to such Receiving Party, whereupon, from and after the date of termination specified in such written notice, such Providing Party’s obligation to provide such Services to such Receiving Party shall cease and such Receiving Party shall have no obligation to pay such Providing Party for such Service(s) (other than with respect to those Services requested by such Receiving Party, and performed by such Providing Party or its Affiliates or subcontractors, and costs incurred, or non-cancellable commitments made, prior to termination); provided, if another Service is identified on Schedule A or Schedule B, as the case may be, as being dependent upon the Service to be terminated early, then the Receiving Party may only terminate such Service if it also terminates the dependent Services. Furthermore, if, within five Business Days following receipt of the Early Termination Notice, the Providing Party notifies the Receiving Party that the termination of such Service pursuant to this Section 6.2(a) materially inhibits the Providing Party’s ability to provide or prevents the Providing Party from providing any other Services it then provides hereunder, the Receiving Party shall have the option to (i) rescind its written notice to terminate such Services or (ii) terminate the other Services for which the Providing Party’s ability to provide is materially inhibited or the Providing Party is prevented from providing as a result of the termination of the Services to be terminated by the Receiving Party pursuant to this Section 6.2(a).

(b) In the event that either party (the “Breaching Party”) breaches any of its material obligations under this Agreement, the other party may terminate this Agreement upon 20 days’ prior written notice (such 20-day period, the “Notice Period”) to the Breaching Party, specifying the breach and its claim of right to terminate; provided, that the termination of this Agreement shall not become effective at the end of the Notice Period if (i) the Breaching Party cures such breach during the Notice Period or (ii) such breach cannot be cured during the Notice Period and the Breaching Party commences and diligently pursues actions to cure such breach within the Notice Period, in which case the Breaching Party shall have an additional 20-day period to cure such breach before such termination shall become effective; provided, further, that the cure period for breach of a payment obligation shall not be subject to extension in accordance with the preceding proviso.

(c) Either party may terminate this Agreement immediately upon written notice to the other party if the other party (i) files in any court or with any other Governmental Entity, pursuant to any Law of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that party or of its assets; (ii) is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within 60 days after the filing thereof; (iii) consents to the appointment or taking possession by a receiver or liquidator (or similar official) of such party or for any substantial part of its property or makes any general assignment for the benefit of creditors; or (iv) admits in writing its inability to pay its debts generally as they become due.

(d) This Agreement may be terminated upon the mutual written agreement of Purchaser and Seller at any time.

6.3 Accrued Rights; Surviving Obligations.

(a) Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a party prior to such termination or expiration.

(b) Surviving Obligations. No termination or expiration of this Agreement shall relieve a party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, the following provisions shall survive termination or expiration of this Agreement subject to any limitations on survival included in such provisions: Article I, Article III, Section 4.1, Article V, this Section 6.3, Article VII, and Article VIII. For the avoidance of doubt, with respect to Section 3.1, the right of a Providing Party to payment for any Services provided in compliance with this Agreement prior to termination shall survive the termination or expiration of this Agreement for any reason; provided that, upon termination or expiration, such obligations shall cease and Receiving Party shall have no obligation to pay Providing Party any additional amounts, other than with respect to those Services requested by Receiving Party, and performed by Providing Party or its Affiliates or subcontractors, and costs incurred, or non-cancellable commitments made, prior to termination.

ARTICLE VII

CONFIDENTIALITY

7.1 Confidentiality Obligations. Each party shall, shall cause its Affiliates to, and shall direct its Representatives and such Affiliates’ Representatives to, keep completely confidential and not publish, disclose or use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement (including pursuant to Section 7.2). “Confidential Information” means the terms of this Agreement and any information provided by or on behalf of Providing Party or Receiving

Party (in such capacity, a “Disclosing Party”) or their respective Affiliates or Representatives to the other (or to any of the other party’s Affiliates or Representatives) (collectively, in such capacity, a “Recipient Party”) on or after the Closing Date in connection with the Services, and shall include all memoranda, notes, analyses, compilations, studies and other materials prepared by or for the Recipient Party to the extent containing or reflecting such information. Confidential Information shall not include any information that the Recipient Party can establish by written documentation to:

(a) have been publicly known prior to disclosure by the Disclosing Party or its Affiliates or Representatives to the Recipient Party;

(b) have become publicly known, without fault on the part of the Recipient Party, subsequent to disclosure by the Disclosing Party or its Affiliates or Representatives to the Recipient Party;

(c) have been received by the Recipient Party at any time from a source, other than the Disclosing Party or its Affiliates or Representatives, lawfully having possession of and the right to disclose such Confidential Information;

(d) have been otherwise known by the Recipient Party prior to disclosure by the Disclosing Party or its Affiliates or Representatives to the Recipient Party (other than Confidential Information transferred to Purchaser under the Purchase Agreement); or

(e) is independently developed by the Recipient Party without use of or reference to any Confidential Information or in breach of this Agreement.

7.2 Permitted Uses and Disclosures. Each Recipient Party may use or disclose Confidential Information of the Disclosing Party only as follows:

(a) in responding to a valid order of a Governmental Entity having jurisdiction or, if upon the reasonable advice of the Recipient Party’s legal counsel, such disclosure is otherwise required by Law; provided, however, that (to the extent permitted by applicable Law or reasonably practicable) the Recipient Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such Governmental Entity or, if disclosed, be used only for the purposes for which the order was issued (and, if requested by the Disclosing Party, the Recipient Party shall have reasonably cooperated with the Disclosing Party in connection with the foregoing); provided, further, that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such order shall be limited to that information that is legally required to be disclosed in response to such order and shall retain its confidentiality protections for all other purposes;

(b) such Confidential Information may be (i) disclosed to any of the Recipient Party’s Representatives, the Recipient Party’s Affiliates and such Affiliates’ Representatives, and in the case of Providing Party, its subcontractors, in each case, who (A) has a need to know such Confidential Information (I) in connection with the Recipient Party’s performance of its obligations or exercise of its rights or remedies under this Agreement or (II) for tax, financial reporting, and accounting purposes (each of (A)(I) and (A)(II), a “Permitted Use”), and (B) is subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the Recipient Party pursuant to this Article VII and (ii) used solely for a Permitted Use; provided, however, each party shall be responsible for any failure by any person to whom it disclosed Confidential Information of the Disclosing Party to comply with the confidentiality and use restrictions set forth in this Article VII; and

(c) to the extent permitted by the Transaction Agreements.

Notwithstanding the foregoing, Recipient Party and its Affiliates shall have the right to (i) use and disclose to any Third Party the Services and any deliverable or work product hereunder to the extent reasonably necessary or useful to exploit the Services for their intended use, and (ii) disclose Confidential Information solely to the extent necessary in response to a request by a regulatory or self-regulatory authority.

7.3 Return or Destruction of Confidential Information. Promptly following the expiration or earlier termination of this Agreement or, upon the earlier written request of a Disclosing Party, the applicable Recipient Party shall, and shall direct its Representatives, its Affiliates and such Affiliates’ Representatives to, destroy or return all documentary, electronic or other tangible embodiments of the Disclosing Party’s Confidential Information to which the Recipient Party does not retain rights hereunder and any and all copies thereof, including those portions of any documents that incorporate or are derived from such Confidential Information, and, in the case of destruction, provide a written certification of such destruction, except that the Recipient Party may retain copies of any Confidential Information to the extent required to (a) exercise any of its rights or remedies or perform any of its obligations under this Agreement, or (b) comply with its established document retention, electronic backup protocols and archiving policies.

7.4 Survival. The provisions of this Article VII shall survive the expiration or termination of this Agreement as follows: (a) with respect to any Confidential Information that constitutes a trade secret under applicable Law, such obligations shall survive for so long as such information remains a trade secret under applicable Law and is maintained by the Disclosing Party as a trade secret, (b) with respect to any Confidential Information that constitutes Purchaser Confidential Information, such obligations shall survive for the period set forth in the Purchase Agreement, and (c) with respect to all other Confidential Information, such obligations shall survive for a period of seven (7) years following the expiration or termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1 Force Majeure. Except for the obligation to pay monies due and owing, neither party shall be liable for any failure to perform or any delays in performance, and neither such party shall be deemed to be in breach or default of its obligations set forth in this Agreement, if, to the extent and for so long as, such failure or delay is due to any causes that are beyond its reasonable control and without its fault or negligence, including such causes as acts of God, natural disasters, fire, flood, severe storm, earthquake, civil disturbance, lockout, riot, order of any court or administrative body, embargo, acts of government, war (whether or not declared), acts of terrorism, epidemic, pandemic or outbreak of disease or other similar causes (“Force Majeure Event”). In the event of a Force Majeure Event, the party prevented from or delayed in performing shall promptly give notice to the other party and shall use commercially reasonable efforts to avoid or minimize the delay. In the event that the failure to perform or the delay in performance continues for a period of at least 30 days, the party affected by the other party’s delay may elect to (a) suspend performance and extend the time for performance for the duration of the Force Majeure Event, or (b) terminate this Agreement without any liability to either party arising out of such termination, subject to Section 6.3.

8.2 Independent Contractor. The parties and each of their respective Affiliates shall each be an independent contractor in the performance of its obligations hereunder. No Third Party, including any employee of any party or any of such party’s Affiliates, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement is intended or is to be construed to create any association, partnership, fiduciary relationship or joint venture between Seller and Purchaser. Except as may be expressly provided herein, neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any Contract with any Third Party. For such time as any employees of the Providing Party or any of its Affiliates are providing Services under this Agreement, (a) such employees will remain employees of the Providing Party or such Affiliate, as applicable, and shall not be deemed to be employees of the Receiving Party for any purpose and (b) the Providing Party or such Affiliate, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable Taxes relating to such employment.

8.3 Assignment. Neither this Agreement nor, except to the extent provided in Section 2.2, any of the rights and obligations of the parties hereunder may be assigned by Purchaser, on the one hand, or Seller, on the other hand, without the prior written consent of Seller (in the case of Purchaser) or Purchaser (in the case of any of Seller), as applicable; provided, however, that the parties may assign this Agreement to an Affiliate with prior written notice to the other party; provided, further that no such assignment shall relieve the assignor of any obligations under this Agreement. Subject to the first sentence of this Section 8.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any attempted assignment or transfer in violation of this Section 8.3 shall be null and void.

8.4 No Third-Party Beneficiaries. Except with respect to remedies provided to Providing Party Indemnitees or Receiving Party Indemnitees pursuant to Article V, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.

8.5 Non-Solicitation. During the term of this Agreement and for a period of six (6) months thereafter, each party agrees that without obtaining the prior written consent of the other party, neither party nor any of its Affiliates (each, a “Restricted Party”) shall directly or indirectly solicit for employment, or otherwise induce, influence, or encourage to terminate employment with the other party or any of its Affiliates, any Covered Employee, except pursuant to a general solicitation that is not directed specifically to any employees of the other party. For the avoidance of doubt, nothing herein prevents either party from hiring any persons, including any Covered Employees, who respond to such general solicitations.

8.6 Interpretation. The captions, titles and headings included in this Agreement are for convenience only, and do not affect the construction or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the word “or” shall not be exclusive; (iv) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement; (v) references to defined terms in the singular shall include the plural and references to defined terms in the plural shall include the singular; and (vi) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”

8.7 Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when delivered, if delivered personally to the intended recipient, (c) one Business Day following sending by overnight delivery via a national courier service and (d) as of the date of transmission is sent by electronic mail if no automated notice of delivery failure is received by the sender, in each case, addressed to a party hereto at the following address for such party:

(a) if to Seller,

Renesas Electronics America Inc.

c/o Renesas Electronics Corporation

3-2-24, Toyosu, Koto-ku

Tokyo 135-0061, Japan

Attention: [****]

Email: [****]

with a copy to (which shall not constitute notice):

Seller’s Transition Manager at an address and email address to be provided to Purchaser by written notice whether before, on, or after the

Effective Date

and with a copy to (which shall not constitute notice):

Sidley Austin LLP

12230 El Camino Real, Suite 300

San Diego, California 92130

Attention: Jon A. Olsen, Sara M. Carian

Email: jon.olsen@sidley.com; scarian@sidley.com

(b) if to Purchaser,

SiTime Corporation

5451 Patrick Henry Drive

Santa Clara, California 95054

Attention: [****]

Email: [****]

with a copy to (which shall not constitute notice):

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention: Rishab Kumar, Steve Tonsfeldt

Email: rkumar@cooley.com; stonsfeldt@cooley.com

or to such other address(es) as shall be furnished in writing by any such party to the other party hereto in accordance with the provisions of this Section 8.7.

8.8 Incorporation from Purchase Agreement. Each of Section 12.7 (Counterparts), Section 12.8 (Entire Agreement), Section 12.9 (Severability), Section 12.10 (Governing Law; Venue), Section 12.11 (Waiver of Jury Trial), Section 12.12 (Amendments and Waivers), Section 12.14 (Joint Drafting) and Section 12.16 (Legal Representation and Privilege) of the Purchase Agreement is hereby incorporated by reference into this Agreement, mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.

Renesas Electronics America Inc.

by:	/s/ Shuhei Shinkai
Name: Shuhei Shinkai
Title: Authorized Signatory

SiTime Corporation

by:	/s/ Elizabeth A. Howe
Name: Elizabeth A. Howe
Title: Authorized Signatory

[SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT]